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                     May 22, 2023

       Dennis C. Schemm
       Chief Financial Officer
       Trex Company, Inc.
       160 Exeter Drive
       Winchester, Virginia 22603-8605

                                                        Re: Trex Company, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-14649

       Dear Dennis C. Schemm:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing